Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

      The following list sets forth subsidiaries of Katy Industries, Inc. as of March 1, 2004, as well as operating divisions of such subsidiaries, with successive indentation indicating parent/subsidiary relationships of such subsidiaries. The percentage (if other than 100%) of outstanding equity securities owned by the immediate parent and the state of jurisdiction or incorporation of each such subsidiary is stated in parentheses. Omitted subsidiaries do not, in the aggregate, constitute a "significant subsidiary".

American Gage & Machine Company (Illinois)
   WP Liquidating Corp. (Illinois)
Ashford Holding Corp. (Delaware)
Continental Commercial Products, LLC (Delaware)
   Contico (division)
   Disco (division)
   Gemtex (division)
   Glit/Microtron (division)
   Loren (division)
   Wilen (division)
   CEH Limited (U.K.)
         Contico Europe Limited (U.K.)
         Contico Manufacturing Limited (U.K.)
                  Spraychem Limited (U.K.)
         Contico Manufacturing (Ireland) Limited (Ireland)
DBPI, Inc. (Delaware)
GCW, Inc. (Delaware)
HPMI, Inc. (Delaware)
Hermann Lowenstein, Inc. (Georgia)
Katy International, Inc. (British Virgin Islands)
Katy Teweh Inc. (Delaware)
Katy-Seghers, Inc. (Delaware)
    K-S Energy Corp. (Delaware)
    Chatham Resource Recovery Systems, Inc. (Delaware)
         Savannah Energy Systems Company (Georgia)
PTR Machine Corp. (Delaware)
Sahlman Holdings, Inc. (Florida) (43%)
Wabash Holding Corp. (Delaware)
W.J. Smith Wood Preserving Company (Texas)
Woods Industries, Inc. (Delaware)
    TTI Holdings, Inc. (Delaware)
Woods Industries (Canada), Inc. (Ontario, Canada)
    Glit/Gemtex, Ltd. (Ontario, Canada)


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